Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated January 20, 2004 in Post-Effective Amendment No. 1 to the Registration Statement (Form S-11 No. 333-112169) and related Prospectus of Apple REIT Six, Inc. (the “Company”) for the registration of 91,125,541 units, each of which consists of one Common Share and one Series A Preferred Share of the Company (a “Unit”).

/s/ Ernst & Young LLP

Ernst & Young LLP

Richmond, Virginia

April 28, 2004